                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                      CUC INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

May 5, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of CUC International Inc. The meeting will be held on Wednesday, June 11, 1997, at 9:15 a.m. at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut.

    At this meeting, you will be asked to consider and vote upon the election of Directors, the approval of the Corporation's 1997 Stock Option Plan, and the ratification of the appointment of the Corporation's independent auditors for the fiscal year ending January 31, 1998.

    You are entitled to vote all shares of Common Stock registered in your name at the close of business on April 25, 1997. If you attend the meeting and desire to vote in person, your proxy will not be used.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

    We hope that you will find it convenient to attend the meeting, where we will also report on the Corporation's current operations and outlook.

    On behalf of the Board of Directors and the employees of CUC International Inc., thank you for your continued interest and support.

Sincerely,

              [LOGO]

Walter A. Forbes

CHAIRMAN AND

CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             CUC INTERNATIONAL INC.

                               707 SUMMER STREET

                          STAMFORD, CONNECTICUT 06901

To CUC Shareholders:

    The 1997 Annual Meeting of Shareholders of CUC International Inc. (the "Corporation") will be held on Wednesday, June 11, 1997, at 9:15 a.m. at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. At the Annual Meeting, the shareholders of the Corporation will be asked to consider and vote upon the following proposals:

        1. To elect Bartlett Burnap, Walter A. Forbes and Robert P. Rittereiser to the Board of Directors of the Corporation, each for a term to expire at the 2000 Annual Meeting;

        2.  To approve the Corporation's 1997 Stock Option Plan;

        3. To ratify the appointment of Ernst & Young LLP as the Independent Auditors of the Corporation for the fiscal year ending January 31, 1998; and

        4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

    The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

    The Board of Directors of the Corporation has fixed the close of business on April 25, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. You are entitled to vote all shares of Common Stock registered in your name at the close of business on April 25, 1997. If you attend the meeting and desire to vote in person, your proxy will not be used.

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION, AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. IT IS IMPORTANT THAT YOUR PROXY BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

    A list of shareholders entitled to vote at the 1997 Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at the Corporation's corporate office, 707 Summer Street, Stamford, Connecticut 06901.

                                          By Order of the Board of Directors,

                                                    [LOGO]

                                          Robert T. Tucker

                                          SECRETARY

May 5, 1997

Stamford, CT

                             CUC INTERNATIONAL INC.
                               707 SUMMER STREET
                          STAMFORD, CONNECTICUT 06901

                              -------------------

                                PROXY STATEMENT
                              -------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 1997
                            ------------------------

    Your proxy is solicited by the Board of Directors (the "Board") of CUC International Inc. (the
"Corporation") in connection with the Annual Meeting of Shareholders of the Corporation to be held on
Wednesday, June 11, 1997, at 9:15 a.m. at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and any postponement or adjournment thereof (the "Annual Meeting").

    The Corporation has authorized two classes of voting securities: common stock, par value $.01 per share ("Common Stock"), and preferred stock, par value $.01 per share ("Preferred Stock"). There were 409,721,450 shares of Common Stock issued and outstanding at the close of business on April 25, 1997 (the "Record Date"). No shares of Preferred Stock have been issued. All shareholders of record of the Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of at least one third of the shares of Common Stock outstanding on the Record Date will constitute a quorum.

    If the accompanying proxy is properly executed, returned to the Corporation in time to be voted at the Annual Meeting, and not revoked, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked on the proxy. Unless contrary instructions are given, the persons designated as proxy holders in the proxy will vote FOR the slate of nominees proposed by the Board of Directors, FOR approval of the Corporation's 1997 Stock Option Plan, and FOR ratification of Ernst & Young LLP as the Corporation's Independent Auditors for the fiscal year ending January 31, 1998. Any shareholder giving a proxy has the right to attend the Annual Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior proxy) and also has the right to revoke a previously granted proxy at any time before it is exercised by written notice filed with the Secretary of the Corporation. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

    The approximate date on which this Proxy Statement and the accompanying form of proxy, Notice of Meeting and Annual Report to Shareholders for the fiscal year ended January 31, 1997 ("Fiscal Year 1997"), which contains the Corporation's financial statements for Fiscal Year 1997, were first mailed to the Corporation's shareholders was May 5, 1997.

    The Corporation has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $8,000 plus reimbursement of expenses. In addition to solicitation by mail, officers, directors ("Directors") and employees of the Corporation may solicit proxies by telephone, telecopy and personal contact. All costs of solicitation, including printing and mailing of this Proxy Statement and accompanying materials, fees and expenses of D.F. King & Co., Inc., reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Corporation's Common Stock, and supplementary solicitations to submit proxies, if any, will be borne by the Corporation.

VOTING PROCEDURES

    Directors of the Corporation must be elected by a majority of the vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a majority. Abstentions and instructions on a proxy to withhold authority to vote for one or more of the nominees for Director will have the effect of a negative vote for such nominees. However, if a broker indicates that it does not have authority to vote certain shares of Common Stock, those votes will not be considered as shares present and entitled to vote at the Annual Meeting with respect to the election of Directors and will not be counted toward the outcome of the vote, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority for the election of the nominees for Director by reducing the total number of shares of Common Stock from which such majority is calculated.

    With respect to Proposal 2, the approval of the Corporation's 1997 Stock Option Plan, the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is required for that matter to become effective. With respect to Proposal 2, abstentions and indications by brokers that they do not have authority to vote certain shares will have the effect of a negative vote on such proposal.

    With respect to Proposal 3, the ratification of the Corporation's Independent Auditors, and any other matter which may properly be submitted to the shareholders for a vote at the Annual Meeting, the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting for a particular matter is required to become effective. With respect to Proposal 3 and any other such matter, abstentions will have the effect of negative votes, but if a broker indicates that it does not have authority to vote certain shares of Common Stock, those votes will not be considered as shares present and entitled to vote at the Annual Meeting with respect to such matters and will not be counted toward the outcome of the vote, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares of Common Stock from which such majority is calculated.

    In order that your shares of Common Stock may be represented at the Annual Meeting, you are requested to:

    - Indicate your instructions on the proxy;

    - Date and sign the proxy;

    - Mail the proxy promptly in the enclosed envelope; and

    - Allow sufficient time for the proxy to be received before the date of the Annual Meeting.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    All share numbers and per share amounts in this Proxy Statement reflect the Corporation's three-for-two stock splits, each in the nature of a stock dividend, which were effective on October 21, 1996, June 30, 1995, April 30, 1993 and July 2, 1992.

    The following table sets forth each person known by the Corporation to be the beneficial owner as of February 28, 1997 of more than 5% of the Corporation's outstanding shares of Common Stock.

                                                                          AMOUNT AND NATURE
                            NAME AND ADDRESS                                OF BENEFICIAL        PERCENT OF
                          OF BENEFICIAL OWNER                                 OWNERSHIP         COMMON STOCK
------------------------------------------------------------------------  ------------------  -----------------
FMR Corp.
 82 Devonshire Street
 Boston, MA 02109.......................................................       37,705,236(1)            9.2%

------------------------

(1) FMR Corp. filed a Schedule 13G statement, dated February 14, 1997, pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reflecting the beneficial ownership of 37,705,236 shares of Common Stock. This amount includes 35,222,388 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., as a result of Fidelity's acting as investment adviser to several registered investment companies, and 2,482,848 shares beneficially owned by Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., as a result of FMTC's serving as investment manager of certain institutional accounts. In addition, such
    Schedule 13G statement lists Edward C. Johnson 3d, the Chairman of FMR Corp. and a member, along with certain members of his family (including Abigail P. Johnson, a director of FMR Corp.), of a controlling group with respect to FMR Corp., as having sole power to dispose of the shares of Common Stock owned by Fidelity and FMTC.

    The following table shows the number of shares of the Corporation's Common Stock beneficially owned as of January 31, 1997 by each Director of the Corporation, by each nominee for Director of the Corporation, by each executive officer of the Corporation named in the "Summary Compensation Table" set forth in "Executive Compensation and Other Information--Summary of Cash and Other Compensation," below (the "Named Executive Officers"), and by all Directors and current executive officers of the Corporation as a group.
    Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after January 31, 1997 pursuant to an exercise of options or otherwise are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

                                                                             AMOUNT AND NATURE OF     PERCENT OF
NAME                                                                         BENEFICIAL OWNERSHIP    COMMON STOCK
---------------------------------------------------------------------------  --------------------  -----------------
Bartlett Burnap............................................................         3,107,826(1)               *
Cosmo Corigliano...........................................................           381,041(2)               *
Janice G. Davidson.........................................................        13,752,493(3)             3.4%
Robert M. Davidson.........................................................        13,752,493(4)             3.4%
T. Barnes Donnelley........................................................         2,046,895(5)               *
Walter A. Forbes...........................................................         1,503,622(6)               *
Stephen A. Greyser.........................................................           190,967(7)               *
Amy N. Lipton..............................................................           307,398(8)               *
Christopher K. McLeod......................................................         1,728,166(9)               *
Burton C. Perfit...........................................................           140,554(10)              *
Robert P. Rittereiser......................................................           190,967(11)              *
Stanley M. Rumbough, Jr....................................................         1,903,522(12)              *
E. Kirk Shelton............................................................         1,675,310(13)              *
Kenneth A. Williams........................................................         3,033,038(14)              *
All Directors and Executive Officers as a group (14 persons)...............        29,961,799                7.4%

------------------------

*   Amount represents less than one percent of Common Stock.

 (1) Amount includes options to purchase 177,188 shares of Common Stock and 2,930,638 shares of Common Stock held by Sun Valley Investments, a limited partnership in which Mr. Burnap is the sole general and sole limited partner. Amount does not include 209,650 shares of Common Stock held by Mr. Burnap's spouse and 150,000 shares of Common Stock held by the Bartlett Burnap Charitable Remainder Trust Dated August 10, 1995, as to which Mr. Burnap disclaims beneficial ownership.

 (2) Amount includes options to purchase 180,707 shares of Common Stock and 60,000 shares of restricted Common Stock.

 (3) Amount includes: 441,185 shares of Common Stock held by Ms. Davidson's spouse; 2,737,500 shares of Common Stock held by the Janice G. Davidson Charitable Remainder Unitrust; 2,737,500 shares of Common Stock held by the Robert M. Davidson Charitable Remainder Unitrust; 2,465,155 shares of Common Stock held by The Elizabeth Davidson Trust; 2,465,155 shares of Common Stock held by The Emilie A. Davidson Trust; and 2,465,155 shares of Common Stock held by The John R. Davidson Trust; as to all of which Ms. Davidson disclaims beneficial ownership.

 (4) Amount includes: 440,843 shares of Common Stock held by Mr. Davidson's spouse; 2,737,500 shares of Common Stock held by the Janice G. Davidson Charitable Remainder Unitrust; 2,737,500 shares of Common Stock held by the Robert M. Davidson Charitable Remainder Unitrust; 2,465,155 shares of Common Stock held by The Elizabeth Davidson Trust; 2,465,155 shares of Common Stock held by The Emilie A. Davidson Trust; and 2,465,155 shares of Common Stock held by The John R. Davidson Trust; as to all of which Mr. Davidson disclaims beneficial ownership.

 (5) Amount includes options to purchase 177,188 shares of Common Stock, 1,144,218 shares of Common Stock held indirectly by Mr. Donnelley under a trust under the will of Mr. Donnelley, 613,052 shares of Common Stock held indirectly by Mr. Donnelley under the Thorne Barnes Donnelley 1994 Trust and 112,437 shares of Common Stock held indirectly by Mr. Donnelley under a grantor retained annuity trust of which Mr. Donnelley is the income beneficiary and in which Mr. Donnelley's children have a residual interest (as to which Mr. Donnelley disclaims beneficial ownership). Amount does not include 8,589 shares of Common Stock held by a custodian for Mr. Donnelley's children, as to which Mr. Donnelley disclaims beneficial ownership.

 (6) Amount includes options to purchase 715,998 shares of Common Stock and 225,000 shares of restricted Common Stock. Amount does not include 9,523 shares of Common Stock held by Mr. Forbes' wife nor 19,666 shares of Common Stock held by Mr. Forbes' wife as custodian for their children, as to which Mr. Forbes disclaims beneficial ownership.

 (7) Amount includes options to purchase 177,188 shares of Common Stock.

 (8) Amount includes options to purchase 177,004 shares of Common Stock and 60,000 shares of restricted Common Stock. Amount does not include 13,612 shares of Common Stock held by Ms. Lipton's husband, as to which Ms. Lipton disclaims beneficial ownership.

 (9) Amount includes options to purchase 464,069 shares of Common Stock and 187,500 shares of restricted Common Stock. Amount does not include 118,377 shares of Common Stock held by a charitable foundation founded by Mr. McLeod, as to which Mr. McLeod disclaims beneficial ownership.

(10) Amount includes options to purchase 127,188 shares of Common Stock and 13,366 shares of Common Stock held by the Burton Charles Perfit Trust dated January 31, 1992.

(11) Amount includes options to purchase 177,188 shares of Common Stock.

(12) Amount includes options to purchase 177,188 shares of Common Stock and 1,726,334 shares of Common Stock held by the Rumbough Family Limited Partnership, a limited partnership in which Mr. Rumbough is the sole limited partner and the sole shareholder of the sole general partner.

(13) Amount includes options to purchase 535,784 shares of Common Stock and 187,500 shares of restricted Common Stock.

(14) Amount includes options to purchase 85,258 shares of Common Stock and 2,947,780 shares of Common Stock held in trust. Amount does not include options to purchase 20,946 shares of Common Stock held by Mr. Williams' wife, as to which Mr. Williams disclaims beneficial ownership.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    Three persons are to be elected to the Board of Directors of the Corporation at the Annual Meeting, to hold office for a term of three years or until their respective successors are duly elected and qualified, and eight of the current Directors will continue in office for the terms specified below. The persons named in the enclosed proxy intend to vote for the election of the three nominees listed below, unless instructions to the contrary are given therein. All three of the nominees are currently Directors.

    The three nominees have indicated that they are able and willing to serve as Directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominee or nominees as the Corporation may select. The Corporation has no reason to believe that any nominee will be unable to serve if elected. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is required to elect each nominee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE CORPORATION WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES LISTED BELOW.

    The following table lists, as of May 1, 1997, the name, age, position(s) with the Corporation and principal occupation of each of the three nominees, the eight continuing Directors, the year in which each Director's term of office will expire (assuming, in the case of each of the three nominees, that such nominee is elected at the Annual Meeting), and the year in which each Director was first appointed or elected as a Director of the Corporation. For information regarding the beneficial ownership of Common Stock by the nominees and current Directors of the Corporation, see "Security Ownership of Management and Certain Beneficial Owners," above.

                                   NOMINEES:

                                                                                                        YEAR            IF
                                                                                                        FIRST        ELECTED,
                                                                                                    APPOINTED OR       YEAR
                                                   PRINCIPAL OCCUPATION AND                          ELECTED TO        TERM
NAME                                                  OTHER DIRECTORSHIPS                 AGE         THE BOARD       EXPIRES
-----------------------------------------  -----------------------------------------      ---      ---------------  -----------
BARTLETT BURNAP..........................  Mr. Burnap is an independent investor.             65           1976           2000
                                             Since 1978, he has been President of
                                             the Ralph J. Weiler Foundation, a
                                             charitable foundation. Since 1981, he
                                             has been President of CIB Associates, a
                                             venture capital firm. Mr. Burnap was
                                             Chairman of the Corporation's Board of
                                             Directors between 1976 and 1983.
WALTER A. FORBES.........................  Mr. Forbes has been Chairman of the                54           1974           2000
                                             Corporation's Board of Directors since
                                             1983 and its Chief Executive Officer
                                             since 1976 and was the Corporation's
                                             President between 1982 and May 1991.
                                             Mr. Forbes is a director of NFO
                                             Research, Inc.
ROBERT P. RITTEREISER....................  Mr. Rittereiser is Chairman and Chief              58           1982           2000
                                             Executive Officer of Gruntal Financial
                                             Corp., an investment services firm
                                             based in New York City. He is Chairman
                                             of Yorkville Associates Corp., a
                                             private investment and financial
                                             concern formed in April 1989. He served
                                             as a Trustee of the DBL Liquidating
                                             Trust from April 1992 until April 1996.
                                             He served as a director in 1990, as
                                             Chairman in November 1992 and as
                                             President and Chief Executive Officer
                                             from March 1993 until February 1995 of
                                             Nationar Inc., a banking services
                                             corporation.(1) He is a director of
                                             Ferrofluidics Corporation, Interchange
                                             Financial Services Corp. and Wallace
                                             Computer Services, Inc.

------------------------

(1) On February 6, 1995, the Acting Superintendent of Banks of the State of New York filed a petition to take over the business of Nationar Inc., and the New York State Banking Department has since been liquidating the assets of such corporation.

                             CONTINUING DIRECTORS:

                                                                                                     YEAR FIRST
                                                                                                    APPOINTED OR
                                                PRINCIPAL OCCUPATION AND OTHER                       ELECTED TO      YEAR TERM
                  NAME                                   DIRECTORSHIPS                    AGE         THE BOARD       EXPIRES
-----------------------------------------  -----------------------------------------  -----------  ---------------  -----------
ROBERT M. DAVIDSON.......................  Mr. Davidson has been a Vice Chairman and          54           1996           1998
                                             a director of the Corporation since
                                             July 1996, when the Corporation
                                             acquired Davidson & Associates, Inc.
                                             ("Davidson"). Mr. Davidson served as
                                             Chief Executive Officer of Davidson and
                                             Chairman and Chief Executive Officer of
                                             CUC Software from the date of such
                                             acquisition until January 1997. Prior
                                             to joining the Corporation, Mr.
                                             Davidson was the Chairman of the Board
                                             and Chief Executive Officer of
                                             Davidson. He joined Davidson as an
                                             employee in 1989 and served as
                                             Secretary of Davidson from 1984 to
                                             1996. Mr. Davidson is the husband of
                                             Janice G. Davidson, a director of the
                                             Corporation. Mr. Davidson is also a
                                             director of Nimbus CD International,
                                             Inc.
T. BARNES DONNELLEY......................  Mr. Donnelley is, and has been for at              63           1977           1999
                                             least the past five years, an
                                             independent investor.
STEPHEN A. GREYSER.......................  Mr. Greyser is a professor of                      62           1984           1998
                                             marketing/communications at the Harvard
                                             Business School, on whose faculty he
                                             has served for over 30 years. He also
                                             serves as a director of Edelman
                                             Worldwide (a public relations firm) and
                                             Opinion Research Corporation, and is a
                                             past Vice Chairman of the Public
                                             Broadcasting Service.
CHRISTOPHER K. MCLEOD....................  Mr. McLeod has been an Executive Vice              41           1995           1999
                                             President of the Corporation since 1986
                                             and a member of the Office of the
                                             President of the Corporation since
                                             1988. Mr. McLeod has been Chief
                                             Executive Officer of CUC Software since
                                             January 1997, and served as President
                                             of the Corporation's Comp-U-Card
                                             Division between 1988 and August 1995.

BURTON C. PERFIT.........................  In 1986, Mr. Perfit retired from Jack              68           1982           1998
                                             Eckerd Corporation after fifteen years
                                             of service. Mr. Perfit became a Senior
                                             Vice President of Eckerd in 1980 and
                                             served as such until 1986.
STANLEY M. RUMBOUGH, JR..................  Mr. Rumbough is, and has been for at               77           1976           1999
                                             least the past five years, an
                                             independent investor and is a director
                                             of International Flavors and
                                             Fragrances, Inc.
E. KIRK SHELTON..........................  Mr. Shelton has been President of the              42           1995           1998
                                             Corporation since May 1991, Chief
                                             Operating Officer of the Corporation
                                             since 1988 and Executive Vice President
                                             of the Corporation from 1984 to 1991.
KENNETH A. WILLIAMS......................  Mr. Williams has been a Vice Chairman and          42           1996           1999
                                             a director of the Corporation since
                                             July 1996, when the Corporation
                                             acquired Sierra-On-Line, Inc
                                             ("Sierra"). He is also a member of the
                                             Office of the President of the
                                             Corporation. In addition, Mr. Williams
                                             is the Chief Executive Officer of
                                             Sierra. Prior to joining the
                                             Corporation, Mr. Williams was the
                                             Chairman of the Board and Chief
                                             Executive Officer of Sierra.

    Immediately following the Corporation's acquisitions of Davidson and Sierra in July 1996, the Corporation increased the size of the Board of Directors by three directors and caused Janice G. Davidson, Robert M. Davidson and Kenneth A. Williams to be appointed to the Board for initial terms expiring one year, two years and three years, respectively, following the date of the Corporation's first annual meeting of stockholders next following February 19, 1996, and further caused each of Mr. Davidson and Mr. Williams to be elected as a Vice Chairman of the Board.

    In addition, for so long as Mr. and Ms. Davidson collectively beneficially own (as such term is defined in Section 13 of the Exchange Act and the rules and regulations thereunder) 25% of the shares of Common Stock received by them in connection with the Corporation's acquisition of Davidson (the "Davidson Acquisition"), the Corporation has agreed to cause at least one of Mr. and Ms. Davidson to be included in the slate of nominees for election to the Board of Directors at each annual meeting of holders of Common Stock and at any special meeting of such holders at which directors are to be elected (unless one of the Davidsons is then a member of a director class whose term does not expire at such meeting). Ms. Davidson's term on the Board expires on the date of the Annual Meeting and she is not standing for reelection. Upon the expiration of her term, the size of the Board will be reduced to eleven members pursuant to a resolution of the Board.

                        DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS

    During Fiscal Year 1997, the Board of Directors held nine meetings. The Board has, among other committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. No Director attended fewer than 75% of the total number of meetings of the Board and all committees thereof on which such Director served during Fiscal Year 1997.

EXECUTIVE COMMITTEE

    The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, usually between regular Board meetings and when timing is critical, except that the Executive Committee does not have the power to elect Directors or officers of the Corporation, to alter, amend or repeal by-laws of the Corporation or any resolution of the Board relating to the Executive Committee, to declare any dividend or distribution to the shareholders of the Corporation, to appoint any member of the Executive Committee, or to take any other action which by law may be taken only by the Board of Directors.

    The Executive Committee is composed of the Chairman of the Board, the President of the Corporation and three other Directors. The following five Directors serve on the Executive Committee: Walter A. Forbes (Chairman of the Board of Directors), E. Kirk Shelton (President of the Corporation), Bartlett Burnap, Robert P. Rittereiser and Stanley M. Rumbough, Jr. During Fiscal Year 1997, the Executive Committee held two meetings.

AUDIT COMMITTEE

    The Audit Committee recommends to the Board of Directors a firm of independent auditors to conduct the annual audit of the Corporation's financial statements, reviews with such firm the overall scope and results of the annual audit, reviews and approves the performance by such independent auditors of professional services in addition to those which are audit-related, and reviews the fees charged by the independent auditors for professional services. In addition, the Audit Committee meets periodically with the independent auditors and representatives of management to review accounting activities, financial controls and reporting.

    The following three non-employee Directors serve on the Audit Committee: T. Barnes Donnelley, Stephen A. Greyser, and Burton C. Perfit (Chairman). During Fiscal Year 1997, the Audit Committee held three meetings. Various members of management (including the Chief Financial Officer and the Director of Internal Audit) generally attend the Audit Committee meetings.

COMPENSATION COMMITTEE

    The Compensation Committee recommends to the Board of Directors overall compensation philosophy and policies for the Corporation and determines the salary range for different executive levels and the specific compensation for the Corporation's Chief Executive Officer. See "Executive Compensation and Other Information--Compensation Committee Report on Executive Compensation." The Compensation Committee reviews and makes recommendations to the Board concerning plans, programs, and benefits which relate to executive compensation, and makes incentive compensation and equity-based compensation awards. In addition, the Compensation Committee reviews and makes recommendations to the Board concerning selection, recruiting, hiring, and promotion of key executive personnel.

    The following four non-employee Directors serve on the Compensation
Committee: Bartlett Burnap, Stephen A. Greyser, Robert P. Rittereiser (Chairman) and Stanley M. Rumbough, Jr. During Fiscal Year 1997, the Compensation Committee held eight meetings.

NOMINATING COMMITTEE

    The principal functions of the Nominating Committee are to develop and review criteria for the qualifications of potential Board of Directors members and to identify and recommend to the Board new candidates for election to the Board.

    The following four non-employee Directors serve on the Nominating Committee:
Bartlett Burnap (Chairman), Stephen A. Greyser, Robert P. Rittereiser and Stanley M. Rumbough, Jr. During Fiscal Year 1997, the Nominating Committee held one meeting.

    Nominees for Directors may be proposed by shareholders in accordance with the procedures set forth in the Corporation's By-Laws. Recommendations for the 1998 Annual Meeting must be received by March 13, 1998. Shareholders interested in recommending nominees for Directors should submit their recommendations in writing to the Secretary of the Corporation at 707 Summer Street, Stamford, Connecticut 06901.

EXECUTIVE OFFICERS

    The executive officers of the Corporation as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified.

NAME                                                      AGE                  POSITION AND PERIOD SERVED
-----------------------------------------------------     ---     -----------------------------------------------------

WALTER A. FORBES.....................................         54  Chairman of the Corporation's Board of Directors
                                                                    since 1983, Chief Executive Officer since 1976 and
                                                                    President from 1982 to May 1991.

E. KIRK SHELTON......................................         42  President of the Corporation since May 1991, Chief
                                                                    Operating Officer since 1988 and Executive Vice
                                                                    President from 1984 to May 1991.

CHRISTOPHER K. MCLEOD................................         41  Executive Vice President of the Corporation since
                                                                    1986 and member of the Office of the President
                                                                    since 1988. Chief Executive Officer of CUC Software
                                                                    since January 1997, and President of the
                                                                    Corporation's Comp-U-Card Division from 1988 to
                                                                    August 1995.

COSMO CORIGLIANO.....................................         37  Senior Vice President of the Corporation since 1991,
                                                                    Chief Financial Officer of the Corporation since
                                                                    February 1, 1995 and Controller of the Corporation
                                                                    from 1984 through January 1995.

AMY N. LIPTON........................................         42  Senior Vice President and General Counsel of the
                                                                    Corporation since 1990, Vice President and General
                                                                    Counsel of the Corporation since 1987.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Corporation's Directors and executive officers, and each person who is the beneficial owner of more than ten percent of the Corporation's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of equity securities of the Corporation. To the Corporation's knowledge, based solely on review of the copies of reports furnished to the Corporation and written representations that no other reports were required, all filing requirements pursuant to Section 16(a) of the Exchange Act applicable to the Corporation's executive officers, Directors and greater than ten percent beneficial owners were complied with during Fiscal Year 1997, except that Robert M. Davidson and Janice G. Davidson each failed to file on a timely basis one report with respect to their acquisitions of certain employee stock options granted to them by the Corporation in July 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND OTHER COMPENSATION

    The following table shows, for the fiscal years ended January 31, 1997, 1996 and 1995, the compensation awarded to, earned by or paid to each of the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation earning qualifying compensation in excess of $100,000 and who served as executive officers of the Corporation during Fiscal Year 1997.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL           LONG TERM COMPENSATION
                                                         COMPENSATION (1)              AWARDS
                                                       --------------------  --------------------------
                                                                             RESTRICTED    SECURITIES
                                                                                STOCK      UNDERLYING       ALL OTHER
                NAME AND                    FISCAL      SALARY      BONUS    AWARD(S)(2)  OPTIONS/SARS   COMPENSATION(3)
           PRINCIPAL POSITION                YEAR         ($)        ($)         ($)           (#)             ($)
----------------------------------------  -----------  ---------  ---------  -----------  -------------  ----------------

Walter A. Forbes........................        1997     757,228    760,000   5,081,175       225,000          268,513
  Chief Executive Officer                       1996     732,470    725,000           0       112,500          264,828
  and Chairman of the Board                     1995     676,249    660,000           0       783,000          263,257

E. Kirk Shelton.........................        1997     480,000    480,000   4,234,313       187,500          131,644
  President and Chief Operating                 1996     450,000    450,000           0        78,750          131,223
  Officer                                       1995     410,000    410,000           0       753,750           51,239

Christopher K. McLeod...................        1997     480,000    480,000   4,234,313       187,500          125,559
  Executive Vice President, Member of           1996     450,000    450,000           0        78,750          122,057
  the Office of the President, Chief            1995     410,000    410,000           0       753,750           48,363
  Executive Officer of CUC Software

Cosmo Corigliano........................        1997     189,134     80,000   1,354,980       172,500           15,517
  Senior Vice President                         1996     160,000     30,000           0        18,000            7,044
  and Chief Financial Officer                   1995      71,463(4)         0(4)          0     282,519          1,583

Amy N. Lipton...........................        1997     224,211    100,000   1,354,980       172,500           15,637
  Senior Vice President                         1996     210,000     80,000           0        11,250            7,129
  and General Counsel                           1995     187,000          0(4)          0     258,750            1,226

------------------------

(1) For each of the Named Executive Officers for each of the fiscal years ended January 31, 1997, 1996 and 1995, there were no payments of (i) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year, (ii) above-market preferential earnings on deferred compensation, (iii) earnings with respect to long-term incentive plans, (iv) tax reimbursements, or (v) preferential discounts on stock.

(2) Awards of restricted stock were made to each of the Named Executive Officers on July 24, 1996 pursuant to the Corporation's 1989 Restricted Stock Plan. The value of the awards set forth in the table above reflects the number of shares of restricted stock granted to each Named Executive Officer on such date multiplied by the closing market price of a share of Common Stock on the New York Stock Exchange, Inc. ("NYSE") on such date, which was $22.583. As of January 31, 1997 (the end of Fiscal Year 1997): Mr. Forbes owned 225,000 shares of restricted stock (with an aggregate value of $5,596,875, based on the closing market price of a share of Common Stock on the NYSE on such date of $24.875); Mr. Shelton owned 187,500 shares of restricted stock (with an aggregate value on such date of $4,664,063); Mr. McLeod owned 187,500 shares of restricted stock (with an aggregate value on such date of $4,664,063); Mr. Corigliano owned 60,000 shares of restricted stock (with an aggregate value on such date of $1,492,500); and Ms. Lipton owned 60,000 shares of restricted stock (with an aggregate value on such date of $1,492,500). Any dividends payable on outstanding shares of Common Stock generally will also be payable on the outstanding shares of restricted stock.

(3) "All Other Compensation" includes: (i) contributions of $1,584 for each of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton to the Corporation's 401(k) Plan to match Fiscal Year 1997 pre-tax elective deferral contributions (included under Salary) made by each such individual to such plan; and (ii) the premiums paid by the Corporation for the term life component of "split-dollar" life insurance policies (the "Insurance Program") procured by the Corporation in respect of these executives' lives. In Fiscal Year 1997, premiums of $30,168, $4,401, $7,196, $685 and $805 were paid in respect of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton, respectively. "All Other Compensation" also includes the present dollar value, determined in accordance with SEC regulations, and based on actuarial computations, as of each of January 31, 1997, 1996 and 1995, respectively, of the benefit to the Named Executive Officers of the remainder of the premium payments made by the Corporation in respect of such Named Executive Officers in each of Fiscal Year 1997, Fiscal Year 1996 and Fiscal Year 1995, respectively. The present dollar value of such payments as of January 31, 1997 is as follows: Walter A. Forbes--$236,761; E. Kirk Shelton--$125,659; Christopher K. McLeod--$116,779; Cosmo Corigliano--$13,248; and Amy N. Lipton--$13,248.

(4) Mr. Corigliano and Ms. Lipton received stock options for all or a part of their respective salaries and/ or bonuses during the fiscal year ended January 31, 1995.

    Each participant in the Insurance Program is provided ordinary life insurance coverage and enters into a split-dollar agreement with the Corporation. The Corporation pays the full premium of the policy. The participant is the owner of the policy and is obligated to pay tax on the value of a portion of the coverage. The Corporation retains an interest in the policy equal to the accumulated premiums paid. Upon Messrs. Forbes', Shelton's and McLeod's retirement, and upon the Corporation's termination of their respective policies in the case of Mr. Corigliano and Ms. Lipton (each a "Termination Date"), the Corporation is entitled to recover all of its previous premium payments, and any remaining cash outlays by the Corporation will cease. Any cash value in the policy in excess of the premiums recovered by the Corporation is retained by the participant. In the event of the participant's death prior to the Termination Date, the Corporation is entitled to recover all premium payments from the death benefit and the balance of the death benefit will be paid to the participant's estate.

STOCK OPTIONS

    The following table contains information concerning the grant of options to purchase Common Stock under the Corporation's 1987 Stock Option Plan (the "1987 Plan") to the Named Executive Officers of the Corporation during Fiscal Year 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                                  -------------------------------------------------------
                                                   NUMBER OF      PERCENT OF                                GRANT DATE
                                                  SECURITIES     TOTAL OPTIONS                                VALUE
                                                  UNDERLYING      GRANTED TO       EXERCISE                ------------
                                                    OPTIONS        EMPLOYEES       OR BASE                  GRANT DATE
                                                    GRANTED           IN            PRICE     EXPIRATION     PRESENT
NAME                                                (#)(1)        FISCAL YEAR       ($/SH)       DATE       VALUE $(2)
------------------------------------------------  -----------  -----------------  ----------  -----------  ------------
Walter A. Forbes................................     225,000(3)           2.9%    $  22.3333    7/24/2006  $  1,434,375
E. Kirk Shelton.................................     187,500(3)           2.4%    $  22.3333    7/24/2006  $  1,195,313
Christopher K. McLeod...........................     187,500(3)           2.4%    $  22.3333    7/24/2006  $  1,195,313
Cosmo Corigliano................................     150,000(3)           2.0%    $  22.3333    7/24/2006  $    956,250
                                                      22,500(4)           0.3%    $  18.8333    4/11/2006  $    121,500
Amy N. Lipton...................................     150,000(3)           2.0%    $  22.3333    7/24/2006  $    956,250
                                                      22,500(4)           0.3%    $  18.8333    4/11/2006  $    121,500

------------------------

(1) Options granted in Fiscal Year 1997 under the 1987 Plan are scheduled to vest and become exercisable in yearly increments of 20%, with vesting of the grants made on July 24, 1996 beginning on February 1, 1998, with full vesting occurring on February 1, 2002, and vesting of the grants made on April 11, 1996 beginning on February 1, 1997, with full vesting occurring on February 1, 2001. Options expire ten years after grant. Under the terms of the 1987 Plan, the Compensation Committee retains discretion to modify the terms of outstanding options provided that the options, as modified, do not violate the terms of the 1987 Plan. The vesting of options held by the Named Executive Officers also accelerates under certain circumstances (including a change in control of the Corporation), under the terms of their respective employment agreements. See--"Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(2) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations for options granted on April 11, 1996 assume a risk-free rate of return of 6.95%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for options granted on July 24, 1996 assume a risk free rate of return of 6.87%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for both grant dates also assume 28% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for both grant dates also assume no dividend payout, a straight-line, five-year vesting schedule and a five year expected life. The value of these options was discounted by 25% to reflect the fact that the options are not marketable and are subject to forfeiture. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

(3) Granted July 24, 1996. The closing market price of Common Stock on the day preceding such date, upon which the grant was based, was $22.3333. The closing market price of Common Stock on the grant date was $22.583.

(4) Granted April 11, 1996. The closing market price of Common Stock on the day preceding such date, upon which the grant was based, was $18.8333. The closing market price of Common Stock on the grant date was $18.75.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options to purchase Common Stock during Fiscal Year 1997 and unexercised options to purchase Common Stock held as of the end of Fiscal Year 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES               VALUE OF
                                                                      UNDERLYING              UNEXERCISED
                                                                      UNEXERCISED            IN-THE-MONEY
                                                                        OPTIONS                 OPTIONS
                                                                     AT FY-END(#)            AT FY-END ($)
                                                       VALUE      -------------------  -------------------------
                               SHARES ACQUIRED ON    REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                              EXERCISE (#)        ($)(1)         UNEXERCISABLE         UNEXERCISABLE (2)
-----------------------------  ------------------  -------------  -------------------  -------------------------
Walter A. Forbes.............         450,053      $   7,670,627    248,942/1,848,177  $   3,114,563/$22,549,230
E. Kirk Shelton..............         478,479      $   6,887,363     78,049/1,688,672  $     978,324/$20,743,291
Christopher K. McLeod........         944,929      $  13,199,832          8/1,694,998  $         136/$20,847,231
Cosmo Corigliano.............         167,626      $   2,853,128       76,597/573,610  $      972,196/$5,730,123
Amy N. Lipton................         102,092      $   1,760,709       82,505/560,624  $    1,230,386/$5,587,118

------------------------

(1) Amounts reflect the market value of the underlying shares of Common Stock on the date of exercise less the exercise price.

(2) Amounts reflect the market value of the underlying shares of Common Stock at the end of Fiscal Year 1997 (the closing price of a share of Common Stock on the NYSE on January 31, 1997, which was $24.875), less the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Corporation has an employment contract with Walter A. Forbes, which was amended and restated as of May 15, 1996, and which extends until December 31, 2001. This contract is automatically extended as of January 1 of each year for an additional one-year period, unless prior to any such January 1 renewal date a notice to the contrary is given. This contract provides that Mr. Forbes' base salary is to be determined by the Corporation's Board of Directors annually, but that any annual increases in base salary, once granted, shall not be subject to revocation. Under this contract, the Corporation may terminate Mr. Forbes' employment at any time.

    In the event of a change in control (as defined in this contract) of the Corporation, Mr. Forbes may, at any time, immediately resign upon written notice to the Corporation. In such event, the Corporation is required to pay Mr. Forbes, in a lump sum, $10 million, along with all earned but unpaid base salary and incentive compensation on a pro rata basis for the year in which such termination occurs, along with a lump sum (payable to the escrow agent for the Forbes Policies, as defined below) in an amount equal to all of the required premiums on the Forbes Policies that would thereafter be payable if Mr. Forbes' employment continued through the calendar year in which he turned sixty-one years of age. In addition, all welfare benefits under this contract would be continued for a period of five years following any such termination of employment. In the event of a change in control, and regardless of whether Mr. Forbes' employment with the Corporation is terminated or not, all options held by Mr. Forbes otherwise subject to vesting restrictions will become immediately exercisable and any restrictions on any shares of restricted stock held by him shall be deemed to lapse fully immediately upon such change in control.

    In the event Mr. Forbes' employment with the Corporation is terminated other than as a result of a change in control or as a result of termination for cause (but in the case of resignation or retirement, only if Mr. Forbes shall have given six months prior written notice to the Corporation and is over the age of 55 at such time), (i) the Corporation shall pay Mr. Forbes (or his estate, if applicable) all earned but unpaid base salary and incentive compensation on a pro rata basis for the year in which such termination occurs, (ii) all stock options granted to Mr. Forbes will immediately vest, (iii) any restrictions on any shares of restricted stock issued to Mr. Forbes prior to such termination shall lapse, (iv) the Corporation shall pay in a lump sum to the escrow agent for the Forbes Policies all required premiums on the Forbes Policies that would thereafter be payable if Mr. Forbes' employment continued through the calendar year in which he turned sixty-one years of age, and (v) all welfare benefits provided under this contract would continue for five years after such termination. In addition, in the event of Mr. Forbes' resignation or retirement, the Corporation would be required to pay Mr. Forbes an amount ranging between $2.5 million and $10 million, depending on Mr. Forbes' age at such time, in ten installments with accrued interest (provided, that in the event of a change in control of the Corporation, all such payments shall become immediately due and payable), and in the event of any other termination of employment other than resignation, retirement, termination for cause or as a result of a change in control, the Corporation would be required to pay Mr. Forbes an amount equal to $10 million. If Mr. Forbes' employment is terminated for cause, he is to receive in a lump sum any earned but unpaid base salary and incentive compensation.

    The Corporation's employment contract with Mr. Forbes also requires that the Corporation advance annual premium payments on certain insurance policies ("Forbes Policies") in the aggregate amount of approximately $540,000 per year, or such other amount as agreed to by the Corporation and Mr. Forbes, through the calendar year in which Mr. Forbes turns sixty-one years of age, regardless of whether Mr. Forbes is employed by the Corporation at such time (unless Mr. Forbes breaches certain covenants not to compete with the Corporation contained therein). In consideration of such payments, Mr. Forbes agrees to abide by certain covenants not to compete with the Corporation, to not withdraw any amount from the Forbes Policies before he turns sixty years of age, and that, prior to turning sixty years of age, the Forbes Policies will be held in escrow. Mr. Forbes also assigns to the Corporation an interest in the Forbes Policies equal to the premiums advanced by the Corporation. See the column "All Other Compensation" within the Summary Compensation Table in "Executive Compensation And Other Information--Summary of Cash and Other Compensation."

    The Corporation has employment contracts, which commenced on May 15, 1996 and extend until February 1, 2002, with each of E. Kirk Shelton and Christopher
K. McLeod. These contracts are automatically extended as of February 1 of each year for an additional one-year period, unless prior to any such February 1 renewal date a notice to the contrary is given. These contracts provide that the employee's base salary is to be reviewed annually, but that any annual increases in base salary, once granted, shall not be subject to revocation. These contracts provide that the Corporation may terminate the employment of these employees at any time.

    In the event of a change in control (as defined in these contracts) of the Corporation, either of these employees may resign at any time upon notice to the Corporation. In this event, or if either of these employees is terminated without cause following a change in control, the Corporation is required to pay the affected individual a lump-sum amount equal to 500% of his then-current annual base salary, plus the largest annual incentive award paid to such individual within the previous three year period, along with all earned but unpaid base salary and incentive compensation awards. In addition, the Corporation is required in such situation to continue the benefits and perquisites under such agreement for a period of three years from the date of such termination of employment. If there is a change of control, all options held by such individual otherwise subject to vesting restrictions will become immediately exercisable, whether or not his employment is terminated, and all restrictions on any shares of restricted stock held by such individual shall be deemed to lapse fully immediately upon such change in control, whether or not such individual's employment is terminated. All options which so vest upon a change of control will be exercisable through the date these options would have otherwise expired had their vesting not been so accelerated.

    If either of these individuals is terminated without cause or constructively discharged (other than in connection with a change in control), the Corporation must pay the affected individual a lump sum equal to 300% of his then-current annual base salary along with all earned but unpaid base salary and incentive compensation awards, and he will continue to receive the benefits and perquisites described in his contract for thirty six months following such termination. Also, if either of these individuals is terminated without cause or constructively discharged (other than in connection with a change in control), all stock options owned by such individual which have not yet vested will be deemed vested on the date of such termination and any restrictions on any shares of restricted stock held by such individual shall be deemed to lapse fully on the date of such termination. If either of these individuals resigns (other than in connection with a change in control) or is terminated for cause, he is to receive in a lump sum any earned but unpaid base salary and incentive compensation and all stock options owned by such individual which would have vested during the thirty-six months following such termination shall be deemed to vest in full on the date of such resignation or termination. If either of these individuals dies, his beneficiaries are entitled to a lump sum payment of earned but unpaid base salary and incentive compensation, continuance of benefits and perquisites under the agreement for thirty six months, full vesting and immediate exerciseability of any stock options granted to him and the full lapse of any restrictions on any shares of restricted stock held by him.

    The Corporation's employment contracts with Messrs. Shelton and McLeod also require that the Corporation advance annual premium payments on certain insurance policies ("Executive Policies") in the aggregate amount of approximately $285,000 for Mr. Shelton and approximately $265,000 for Mr. McLeod per year, or such other amount as agreed to by the Corporation and each of Messrs. Shelton and McLeod, through the calendar year in which the applicable individual turns sixty years of age, regardless of whether Messrs. Shelton and McLeod are employed by the Corporation at such time (unless Messrs. Shelton and McLeod breach certain covenants not to compete with the Corporation contained therein). Each of Messrs. Shelton and McLeod agrees to abide by certain covenants not to compete with the Corporation, to not withdraw any amount from the Executive Policies before he turns sixty years of age, and that, prior to turning sixty years of age, the Executive Policies will be held in escrow. Each of Messrs. Shelton and McLeod also assigns to the Corporation an interest in the Executive Policies equal to the premiums advanced by the Corporation. See the column "All Other Compensation" within the Summary Compensation Table in "Executive Compensation And Other Information--Summary of Cash and Other Compensation."

    The Corporation also has an employment contract with Cosmo Corigliano, which commenced on February 1, 1994 and which was most recently amended as of January 1, 1997, that extends until January 30, 1999. This contract provides that the Corporation may terminate Mr. Corigliano's employment at any time. In the event of a change in control (as defined in this contract) of the Corporation all unvested options held by Mr. Corigliano shall immediately vest and shall remain exercisable through the date these options would have otherwise expired had their vesting not been so accelerated, whether or not his employment is terminated. If Mr. Corigliano is terminated without cause or is constructively discharged, the Corporation must pay him his earned but unpaid base salary and incentive compensation in a lump sum and must pay Mr. Corigliano his then-current annual base salary for a period of twenty-four months following such termination. In addition, in such situation, Mr. Corigliano will continue to receive the benefits and perquisites described in such contract for a period of twenty four months following such termination, and all stock options held by Mr. Corigliano which would have vested during the twenty four months following such termination shall continue to vest in accordance with their terms. If Mr. Corigliano resigns (other than pursuant to a constructive discharge) or his employment terminates for cause, he will receive earned but unpaid base salary and incentive compensation in a lump sum. This contract provides that Mr. Corigliano's base salary is to be reviewed annually by the Corporation's Board of Directors. In addition, the Corporation has funded certain split-dollar life insurance policies for Mr. Corigliano. See the column "All Other Compensation" within the Summary Compensation Table in "Executive Compensation And Other Information--Summary of Cash and Other Compensation."

    The Corporation also has an employment contract, which commenced on February 1, 1996 and which was most recently amended as of January 1, 1997, with Amy N. Lipton. The contract provides for an initial term of sixty months and for automatic extensions as of February 1 of each year thereafter for an additional one-year period, unless prior to any such February 1 renewal date a notice to the contrary is given. In the event of a change in control (as defined in this contract) of the Corporation, all unvested options held by Ms. Lipton shall immediately vest and shall remain exercisable through the date these options would have otherwise expired had their vesting not been so accelerated, whether or not her employment is terminated. If Ms. Lipton is terminated without cause or is constructively discharged, the Corporation must pay Ms. Lipton her earned but unpaid base salary and incentive compensation in a lump sum and must pay Ms. Lipton her annual base salary at such time for a period of twenty four months following such termination. In addition, in such situation, Ms. Lipton will continue to receive the benefits and perquisites described in such contract for a period of twenty four months following such termination, and all stock options held by Ms. Lipton which would have vested during the twenty four months following such termination shall continue to vest in accordance with their terms. If Ms. Lipton resigns (other than pursuant to a constructive discharge) or her employment terminates for cause, she will receive earned but unpaid base salary and incentive compensation in a lump sum. If Ms. Lipton dies, the benefits and perquisites described in such contract will continue for a period of thirty six months, and any stock options granted to her will become immediately exercisable and shall remain fully exercisable through the date these options would have otherwise expired had their vesting not been so accelerated. In addition, the Corporation has funded certain split-dollar life insurance policies for Ms. Lipton. See the column "All Other Compensation" within the Summary Compensation Table in "Executive Compensation And Other Information--Summary of Cash and Other Compensation."

    For the purposes of the Corporation's employment contracts with each of Messrs. Forbes, Shelton, McLeod and Corigliano and Ms. Lipton, change in control is defined to include consummation of a tender offer for 51% or more of the outstanding voting securities of the Corporation, the merger or consolidation of the Corporation as a result of which less than 75% of the outstanding voting securities of the resulting entity shall be owned by former shareholders of the Corporation, a sale of substantially all of the Corporation's assets to another entity, the acquisition of 25% or more (51% or more, in the case of Ms. Lipton's and Mr. Corigliano's contracts) of the outstanding voting securities of the Corporation by any person, or any similar event which the Board of Directors determines constitutes a change in control.

DIRECTOR COMPENSATION

    For their service on the Board of Directors, the Corporation pays each non-employee Director $30,000 per year, as well as $1,000 for each Board meeting and each committee meeting attended. Committee Chairmen are paid an additional $250 per committee meeting. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended. Non-employee Directors have also received grants of stock options under the Corporation's 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan and/or 1994 Directors Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Directors Bartlett Burnap, Stephen A. Greyser, Robert P. Rittereiser (Chairman) and Stanley M. Rumbough, Jr. serve on the Compensation Committee of the Corporation. Messrs. Burnap, Greyser, Rittereiser and Rumbough were not employees of the Corporation during Fiscal Year 1997 or before.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE CORPORATION'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PROCESS

    This is a report submitted by the four-member Compensation Committee (the "Committee") of the Board of Directors addressing the Corporation's compensation policies for Fiscal Year 1997 as they affected the executive officers of the Corporation. Decisions on compensation of the Corporation's executive officers are made by the Committee. The Committee members are all non-employee Directors who have considerable experience by way of service on other Boards of Directors; several members have served on compensation committees of other corporations. The full Board reviews all decisions of the Committee relating to the compensation of the Corporation's executive officers, except for decisions about awards under certain of the Corporation's stock-based compensation plans, which are made solely by the Committee pursuant to the terms of such plans.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Committee's executive officer compensation philosophy and objectives are designed to provide competitive levels of compensation that integrate pay with the Corporation's annual and long-term performance goals, reward executive officers for above-average corporate performance, recognize individual initiative and achievements, and assist the Corporation in attracting and retaining qualified executives. The Committee aims to provide compensation that is fair and equitable to both the employee and the Corporation.

    The Committee believes that stock ownership by management is beneficial in aligning management's and shareholders' interests in enhancing shareholder value; therefore, the Committee includes a stock-based element in the Corporation's compensation packages for its executive officers, although the Committee does not have specific target ownership levels for Corporation equity holdings by executives.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. This limitation, however, does not apply to certain performance-based compensation. Based on regulations issued by the Internal Revenue Service ("IRS") on December 20, 1995 to implement Section 162(m), including detailed descriptions of what constitutes performance-based compensation under Section 162(m) with respect to stock option grants, the Corporation will not be precluded as a result of
Section 162(m) of the Code from deducting compensation expense derived in Fiscal Year 1997 pursuant to the exercise of stock option grants under the Corporation's 1987 Plan by its executive officers, because these stock options were granted under and pursuant to a performance-based plan. The Corporation will be precluded from deducting a portion of the cash compensation (salary and bonus) paid in Fiscal Year 1997 to certain of its executive officers and certain expenses derived in Fiscal Year 1997 pursuant to the exercises of stock options granted other than under the 1987 Plan by certain of such executive officers. The Committee currently does not plan to make any changes to the Corporation's compensation programs as a result of Section 162(m) of the Code. The Committee is aware of and takes into account the deduction limits under Section 162(m) when making executive compensation decisions, and the Committee recognizes that part of the annual compensation paid to senior executive officers (including, without limitation, any compensation that may arise out of the vesting of restricted stock awarded to certain senior executive officers during Fiscal Year
1997) does not, and may not in the future, qualify for tax deductibility.

COMPONENTS OF EXECUTIVE OFFICER COMPENSATION

    The three primary components of executive officer compensation are:

    - Base Salary

    - Annual Bonus

    - Equity-Based Compensation

    These three elements are structured by the Committee to provide the Corporation's executive officers with levels of total compensation consistent with the Committee's executive officer compensation philosophy and objectives described above.

    BASE SALARY

    The Corporation's executive officer salary levels are subjectively determined by the Committee based on the experience of the Committee members and are intended to be consistent with competitive practices and the executive's level of responsibility, professional qualifications, business experience, expertise and their resultant combined value to the Corporation's performance and growth (with salary increases reflecting competitive and economic trends, the overall financial performance of the Corporation and the performance of the individual executive). Salary levels for the Corporation's executive officers are generally determined annually. The Committee, in calculating the executive officer's annual salary for each year, takes into consideration the base salary previously paid to such executive officer and the responsibilities assigned to such executive. The Committee attempts to keep the Corporation's executive officer salary increases as low as possible, preferring to emphasize the importance of the annual bonus and equity-based compensation aspects of an executive's compensation when considering an increase in overall compensation, which accords with the Committee's policy of trying to integrate executive pay with the performance of the Corporation on an annual and long-term basis. These limitations on salary increases are tied to the Corporation's policy of emphasizing the incentive-based components of total compensation of executive officers. Factors considered in gauging the Corporation's overall financial performance include the Corporation's revenues and profits. Base salary paid to each of the Corporation's executive officers during Fiscal Year 1997 was determined by the Committee and the Board in January 1996.

    ANNUAL BONUS

    Annual bonus amounts paid to each of the Corporation's executive officers in each fiscal year are determined by the Committee. Factors taken into account in awarding annual bonuses are described below. Although annual bonuses generally are not set within a specified percentage range of base salary, they generally do not exceed 100% of the base salary. For the Named Executive Officers, bonuses averaged approximately 47.1% of their Fiscal Year 1997 total salary and bonus compensation. Annual bonuses paid to each of the Corporation's executive officers during Fiscal Year 1997 were determined by the Committee and the Board in April 1996.

    EQUITY-BASED COMPENSATION

    Stock options are periodically granted to the Corporation's executive officers under the Corporation's 1987 Plan, and grants of restricted stock have been made to the Corporation's executive officers under the Corporation's 1989 Restricted Stock Plan twice during the past ten years. No specific formulas or executive officer stock ownership targets are used in determining stock option or restricted stock grants, which are made to encourage executives to retain stock-based incentives and to enhance the importance of aligning their interests with those of the Corporation and its shareholders, as ownership of stock options and restricted stock rewards executives as well as shareholders as the price of the Common Stock increases. Factors taken into account in awarding stock options and shares of restricted stock are generally the same as those used in awarding annual bonuses and are described below. The numbers of options and shares of restricted stock previously awarded to and held by executive officers and the expected contribution of such executives to the Corporation's future performance are also reviewed in determining the size of current option and restricted stock grants. The number of stock options and shares of restricted stock granted to each of the Corporation's executive officers during Fiscal Year 1997 were determined by the Committee in April and July 1996.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE OFFICER COMPENSATION

    The factors which the Committee considers in awarding annual bonuses and equity-based compensation are based on the Corporation's performance and the individual executive officer's performance. The evaluation of these factors is largely subjective and based on the Committee's substantial knowledge of the Corporation, familiarity with the Corporation's objectives and strategy, and long-term working relationship with the Corporation's executive officers. Factors considered include: (1) the Corporation's targeted versus actual annual operating budget; (2) the individual executive officer's ability to undertake special projects, facilitate strategic acquisitions and (in the case of certain of these executive officers) develop new distribution channels for the Corporation's products; (3) the Corporation's after-tax earnings-per-share growth over the last fiscal year; and (4) the Corporation's compound annual rate of total shareholder return over the last five fiscal years. The Committee does not use any specific formulas or weightings in considering any of these factors.

    TARGETED VERSUS ACTUAL OPERATING BUDGET

    Targeted versus actual operating performance is a major factor used to determine the extent to which annual bonuses will be paid and awards made under the Corporation's stock-based compensation plans to the Corporation's executive officers. The performance of individual executive officers is generally reviewed either as to the Corporation as a whole, or, for those executives in charge of an operating unit, as to such executive's particular operating unit. Performance targets are based on business plans developed by the Corporation's management and approved by the Board at the start of each fiscal year. In developing these business plans, consideration is given to integrating the business of any recently acquired subsidiaries, divisions or businesses and expanding the Corporation's mix of services and distribution channels.

    In determining annual bonus and stock-based compensation for executive officers in Fiscal Year 1997, the Committee reviewed, among other things, targeted versus actual operating performance in the Corporation's fiscal year ended January 31, 1996 ("Fiscal Year 1996"), and noted that, in virtually all cases, targeted goals were either met or exceeded.

    SPECIAL PROJECTS; STRATEGIC ACQUISITIONS; NEW DISTRIBUTION CHANNELS AND
     RESPONSIVENESS TO EVOLVING MARKET CONDITIONS

    The Committee also takes into account the executive officers' performance in special projects undertaken during the past year, contribution to strategic acquisitions and alliances and development of new distribution channels for the Corporation's products. The Committee evaluates the executive officers' ability to exploit new opportunities and respond quickly to evolving marketplace conditions.

    In determining annual bonus and stock-based compensation for executive officers in Fiscal Year 1997, the Committee noted the development of the Corporation's Transfer Plus program as a new channel for distributing the Corporation's product, the rollout of a number of the Corporation's products in Europe and other regions of the world, and the growth in online, interactive and network alliances to expand the scope of the Corporation's interactive services. The Committee also took notice of the following significant events which took place in Fiscal Year 1996 and through the date of determination of the executive officer's annual bonus, stock option or restricted stock grant, as the case may be: the Corporation's acquisition of Welcome Wagon International, Inc. in February 1995; the Corporation's acquisitions of CUC Europe Limited and Credit Card Sentinel (U.K.) in March 1995; the Corporation's acquisition of Getko Group Inc. in June 1995; the Corporation's acquisition of North American Outdoor Group, Inc. in September 1995; the Corporation's acquisition of Advance Ross Corporation in January 1996; the Corporation's entering into agreements in February 1996 to acquire Davidson and Sierra (which acquisitions were consummated in July 1996); and the Corporation's entering into an agreement in April 1996 to acquire Ideon Group, Inc. (which acquisition was consummated in August 1996).

    AFTER-TAX EARNINGS-PER-SHARE GROWTH

    In addition, the Committee considers the growth in after-tax earnings per share of Common Stock in determining the annual bonus and stock-based portions of executive officer compensation.

    In determining annual bonus and stock-based compensation for executive officers in Fiscal Year 1997, the Committee noted that, before one-time charges, after-tax earnings per share of Common Stock were $.53 in the most recently completed full fiscal year of the Corporation at the time of such determination, Fiscal Year 1996, as compared to $.41 per share in the Corporation's prior completed fiscal year ended January 31, 1995.

    COMPOUND RATE OF TOTAL SHAREHOLDER RETURN

    Another consideration in determining the annual bonus and stock-based portions of executive officer compensation is the compound rate of total shareholder return over the last five fiscal years. Compound rate of total shareholder return is determined by comparing the average market value of a share of Common Stock in the first year of the five-year period with the average market value of a share of Common Stock in the last year of the period.

    In determining annual bonus and stock-based compensation for executive officers in Fiscal Year 1997, the Committee noted the increase of the average market value of a share of the Common Stock to an average of $20.04 in the most recently completed full fiscal year of the Corporation at the time of such determination, Fiscal Year 1996, from an average of $5.06 in the Corporation's fiscal year ended January 31, 1992, an increase of 296%.

FISCAL YEAR 1997 COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In addition to the factors mentioned above, the Committee's general approach in setting Mr. Forbes' annual compensation is to reward Mr. Forbes' strategic management abilities in spearheading the Corporation's global expansion efforts and its development and exploitation of new distribution channels and technologies.

    Mr. Forbes' annual salary increase in Fiscal Year 1997 (from $732,470 in Fiscal Year 1996 to $757,228) was based primarily on the Corporation's overall performance generally and Mr. Forbes' performance in Fiscal Year 1996. Specifically, in determining Mr. Forbes' annual salary for Fiscal Year 1997, the Committee considered Mr. Forbes' qualifications, experience and expertise and his responsibilities as Chief Executive Officer in overseeing the Corporation's acquisitions and growing interactive and international activities, as well as the Corporation's overall business and performance.

    The annual bonus paid to Mr. Forbes during Fiscal Year 1997 ($757,228) was largely based on the Committee's subjective evaluation of Mr. Forbes' performance and the performance of the Corporation during Fiscal Year 1996 and through the date of determination of Mr. Forbes' annual bonus. Specifically, in determining Mr. Forbes' annual bonus during Fiscal Year 1997, the Committee noted the development of the Corporation's Transfer Plus program as a new channel for distributing the Corporation's product, the rollout of a number of the Corporation's products in Europe and other regions of the world, and the growth in online, interactive and network alliances to expand the scope of the Corporation's interactive services. The Committee also considered Mr. Forbes' role in: the Corporation's acquisition of Welcome Wagon International, Inc. in February 1995; the Corporation's acquisitions of CUC Europe Limited and Credit Card Sentinel (U.K.) in March 1995; the Corporation's acquisition of Getko Group Inc. in June 1995; the Corporation's acquisition of North American Outdoor Group, Inc. in September 1995; the Corporation's acquisition of Advance Ross Corporation in January 1996; the Corporation's entering into agreements in February 1996 to acquire Davidson and Sierra (which acquisitions were consummated in July 1996); and the Corporation's entering into an agreement in April 1996 to acquire Ideon Group, Inc. (which acquisition was consummated in August 1996). The Committee also considered the performance of the Corporation's Common Stock, which the Committee believes reflects Mr. Forbes' significant contribution. In assessing the Corporation's overall performance to determine Mr. Forbes' annual bonus, the Committee considered all of the factors above but did not use any specific formulas or weightings in considering any of the factors.

    The awards to Mr. Forbes during Fiscal Year 1997 of stock options under the 1987 Plan to acquire 225,000 shares of the Corporation's Common Stock and of 225,000 shares of restricted stock under the 1989 Restricted Stock Plan were also largely based on the Committee's subjective evaluation of Mr. Forbes' performance and the performance of the Corporation during Fiscal Year 1996 and through the date of determination of Mr. Forbes' stock option and restricted stock grants. In addition to the factors discussed in the preceding paragraph, which the Committee took into account when determining Mr. Forbes' stock option and restricted stock awards, the Committee also considered Mr. Forbes' performance and an informal comparison by Committee members of his overall compensation package relative to that of other chief executives of publicly-traded corporations of which the Committee members were aware, including through their experience by way of service on other Boards of Directors and through their knowledge of public information (although no particular corporations were identified for comparative purposes by the Committee as a whole). This grant epitomizes the Committee's compensation philosophy and objectives by promoting management retention while further aligning shareholders' and management's interest in the performance of the Corporation's Common Stock.

                                          COMPENSATION COMMITTEE:

                                          Bartlett Burnap

                                          Stephen A. Greyser

                                          Robert P. Rittereiser, Chairman

                                          Stanley M. Rumbough, Jr.

PERFORMANCE GRAPH

    The following graph assumes $100 invested on January 31, 1992 and compares
(a) the yearly percentage change in the Corporation's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the five years commencing on the last trading day before February 1, 1992 and ending on January 31, 1997, and (B) the difference between the Corporation's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b)(i) the Standard & Poor's 500 Index (the "S&P 500 Index") and (ii) a Peer Group Index. The Peer Group consists of H&R Block, Inc.; CPI Corporation; Metromedia International Group, Inc. (formerly

The Actava Group Inc. and prior to that Fuqua Industries, Inc.); Rollins, Incorporated; Service Corporation International (all of which comprise the Dow Jones Consumer Services Non-Cyclical Index) and, for the period prior to its acquisition in Fiscal Year 1997 by the Corporation, Ideon Group, Inc. (formerly SafeCard Services, Inc.), and is weighted by market capitalization. Stock prices are adjusted for stock splits and stock dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG CUC INTERNATIONAL INC., THE S&P 500 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              CUC INTERNATIONAL INC.      S&P 500 INDEX      PEER GROUP
Jan-92                          $100.00           $100.00          $100.00
Jan-93                           130.27            110.58           109.40
Jan-94                           229.46            124.82           134.29
Jan-95                           248.29            125.48           124.57
Jan-96                           396.63            174.00           146.53
Jan-97                           401.34            219.83           161.74

*   $100 INVESTED ON 1/31/92 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF
    DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On February 19, 1996, the Corporation entered into a merger agreement to acquire Sierra. Walter A. Forbes, the Chairman of the Board and Chief Executive Officer of the Corporation, was at such time a director of Sierra and owned 6,020 shares of the common stock of Sierra and had options to purchase up to an additional 93,000 shares of the common stock of Sierra. Mr. Forbes did not participate in any meetings or deliberations of Sierra's board of directors regarding the proposed acquisition of Sierra by the Corporation and abstained from the vote of the Corporation's Board of Directors regarding this transaction. As a result of the Corporation's acquisition of Sierra (the "Sierra Acquisition"), Mr. Forbes received 11,062 shares of Common Stock in exchange for the common stock of Sierra he owned, and his options to purchase Sierra common stock were assumed by the Corporation and converted into options to purchase 170,887 shares of Common Stock.

    In connection with the Sierra Acquisition, Kenneth A. Williams entered into employment and non-competition agreements with the Corporation dated as of July 24, 1996. Pursuant to his employment agreement with the Corporation, Mr. Williams (i) is a member of the Board of Directors and serves as a Vice Chairman of the Board, (ii) is a member of the Office of the President of the Corporation, and (iii) continues to serve as a director and the Chief Executive Officer of Sierra and reports to the President of the Corporation. The term of his employment continues for a period of thirty-six months from the date of his employment agreement, subject to extension or termination as provided in that agreement. Mr. Williams receives a base salary under this agreement, is eligible for discretionary annual incentive compensation awards and is entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Corporation are eligible under any plan or program now in effect or later established by the Corporation for salaried employees generally. The agreement with Mr. Williams also provides for certain payments by the Corporation to Mr. Williams on his disability, death, termination without cause, constructive discharge, termination for cause or upon a change in control of the Corporation.

    The non-competition agreement with Mr. Williams provides, among other things, that, from the date of such agreement to the third anniversary thereof, he will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of Sierra or any of its subsidiaries or in any way injuring the interests of Sierra or any of its subsidiaries and, without the prior written approval of the Board of Directors, he will not engage in competition, or directly or indirectly own or hold a proprietary interest in or be employed by, or consult with or receive compensation from, any party which competes, in any way or manner with the business of Sierra or any of its subsidiaries. Mr. Williams' non-competition agreement also provides that, from the date of such agreement to the later of the fifth anniversary thereof or the termination of Mr. Williams' employment with the Corporation, Mr. Williams may not: (i) solicit any clients of the Corporation or any of its affiliates with respect to, or discuss with any employee of the Corporation or any of its affiliates regarding, any business intended to compete with the Corporation or any of its affiliates;
(ii) solicit or induce any employee of the Corporation or any of its affiliates to terminate such employee's relationship with the Corporation or any of its affiliates, nor engage, employ or compensate any such person; or (iii) be involved in certain capacities with any person or entity that competes with certain businesses of Sierra or its subsidiaries, as such businesses may be conducted from time to time, or which markets or distributes entertainment-related software or services on the Internet or any similar computer network.

    In addition, in connection with the Sierra Acquisition, Roberta L. Williams, the wife of Mr. Williams, entered into an agreement with the Corporation on February 19, 1996 whereby she agreed to continue to provide to the Corporation personal services of the nature she had formerly provided to Sierra prior to the Sierra Acquisition. Mrs. Williams also entered into a non-competition agreement with the Corporation as of July 24, 1996, the terms of which are substantially identical to those contained in the Corporation's non-competition agreement with Mr. Williams described above.

    In connection with the Corporation's acquisition of Davidson, Robert M. Davidson and Janice G. Davidson each entered into an employment and noncompetition agreement with the Corporation effective as of July 24, 1996.

    Pursuant to his employment agreement with the Corporation, Mr. Davidson agreed to serve as (i) a Vice Chairman of the Board of Directors, (ii) a director of Davidson and Davidson's Chief Executive Officer, and (iii) a director, Chairman and Chief Executive Officer of the Corporation's educational and entertainment software division, and was to be responsible for the overall management of Davidson and the Corporation's educational and entertainment software division. Pursuant to her employment agreement with the Corporation, Ms. Davidson agreed to serve as (i) a director of the Corporation, (ii) a director of Davidson and Davidson's President, and (iii) a director of the Corporation's educational and entertainment software division. The term of each of the Davidsons' employment agreements was for a period of thirty six months from the date thereof, subject to extension or termination as provided therein. Pursuant to such agreements, the Davidsons were each to receive a base salary, were each eligible for discretionary annual incentive compensation awards and were each entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Corporation are eligible under any plan or program now in effect or later established by the Corporation for salaried employees generally. The agreements with Mr. and Ms. Davidson each also provided for certain payments by the Corporation to each of such individuals on their respective disability, death, termination without cause, constructive discharge, termination for cause or upon a change in control of the Corporation.

    On January 21, 1997, the Corporation announced that each of Mr. and Ms. Davidson were stepping down from their day-to-day responsibilities with the Corporation and Davidson. Mr. Davidson remains a director and Vice Chairman of the Board of Directors with a term expiring in 1998, while Ms. Davidson remains a director of the Corporation with a term expiring on the date of the Annual Meeting. See "Proposal 1: Election of Directors."

    The non-competition agreements with the Davidsons provide that, until July 24, 2001, the Davidsons must abstain from (i) engaging in competition, or directly or indirectly owning or holding a proprietary interest in or being employed by, or consulting with or receiving compensation from, any party which competes in any way or manner with the business of Davidson or any of its subsidiaries, as such business or businesses may be conducted from time to time, unless approved in advance in writing by the Board of Directors; (ii) soliciting any clients of Davidson or any of its subsidiaries for any business of Davidson or any of its subsidiaries or discussing with any employee of the Corporation or any of its affiliates information or operations of any business intended to compete with the Corporation or any of its affiliates, unless approved in advance in writing by the Board of Directors; and (iii) soliciting or inducing any person who is an employee of Davidson or any of its subsidiaries to terminate any relationship such person may have with Davidson or any of its subsidiaries. In addition, the Davidsons have agreed that during such period, they will not directly or indirectly engage, employ or compensate, or cause or permit any person with whom they may be affiliated to engage, employ or compensate, any employee of the Corporation or any of its affiliates.

    Pursuant to a certain agreement dated July 23, 1996, Mr. and Ms. Davidson sold to a subsidiary of the Corporation, simultaneously with the closing of the Davidson Acquisition, certain real property then owned by them and leased to Davidson. The purchase price was paid by delivery of 221,799 shares of Common Stock.

    In connection with the Davidson Acquisition, the Corporation entered into a registration rights agreement (the "Registration Rights Agreement") on July 24, 1996 with Mr. Davidson, Ms. Davidson and certain related parties (collectively, the "Registration Shareholders"). The Registration Rights Agreement entitles the Registration Shareholders to effect the registration of the shares they received pursuant to the

Davidson Acquisition, including those shares received by Mr. and Ms. Davidson in connection with their sale of certain real property as described above.

    As part of the Registration Rights Agreement, the Corporation agreed, among other things, that at any time, and from time to time, commencing on July 24, 1996 and ending on July 24, 2002, upon the written request of the Registration Shareholders requesting that the Corporation effect the registration under the Securities Act of Registrable Securities (as defined in the Registration Rights Agreement) which, in the aggregate, constitute at least 3 million shares of Common Stock, the Corporation will use its best efforts to register under the Securities Act (a "Demand Registration"), as expeditiously as may be practicable, the Registrable Securities which the Corporation has been requested to register, all to the extent requisite to permit the disposition of such Registrable Securities in accordance with the methods intended by the Registration Shareholders; provided that the Registration Shareholders may not exercise a Demand Registration within three months of the effective date of any registration statement covering equity securities of the Corporation (other than on Form S-4 or Form S-8 or any successor or similar registration form).

    Pursuant to the demand registration rights of the Registration Shareholders, the Corporation filed a registration statement covering the resale by certain of the Registration Shareholders of 16.5 million shares of Common Stock (with an over-allotment option covering the resale of an additional 2.475 million shares of Common Stock), which registration statement was declared effective by the SEC on September 18, 1996. In connection therewith, the Corporation waived the condition described above in order to allow the Registration Shareholders to exercise the Demand Registration to which such offering related.

    The Corporation may defer the filing or effectiveness of any registration statement related to a Demand Registration under the Registration Rights Agreement for a reasonable period of time not to exceed 90 days after such request if (i) the Corporation is, at such time, conducting an underwritten public offering of Common Stock and is advised by the managing underwriter(s) that such offering would be adversely affected by such filing or (ii) the Corporation determines, in its good faith and reasonable judgment, that any such filing or the offering of any Registrable Securities would materially impede, delay or interfere with any material proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Corporation; PROVIDED, HOWEVER, that the Corporation is not entitled to postpone such filing or effectiveness if, within the preceding 12 months, it has effected two postponements, and following such postponements the Registrable Securities to be sold pursuant to the postponed registration statements were not sold (for any reason).

    The Corporation has further agreed in the Registration Rights Agreement that if at any time it proposes to register shares of Common Stock under the Securities Act for its own account (other than a registration on Form S-4 or Form S-8, or any successor or similar registration form) in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will promptly give written notice to the Registration Shareholders of its intention to do so and will use its best efforts to include in the proposed Corporation registration all Registrable Securities that the Corporation is requested in writing to register by the Registration Shareholders.

        PROPOSAL 2: APPROVAL OF THE CORPORATION'S 1997 STOCK OPTION PLAN

GENERAL

    Shareholders are being asked to approve the Corporation's 1997 Stock Option Plan, a copy of which is attached hereto as Annex A (the "1997 Plan"). The following description of the 1997 Plan is qualified in its entirety by reference to the 1997 Plan.

    The 1997 Plan provides for the grant to key employees of the Corporation and its present and future subsidiaries, including officers and Directors who are employees, of options to acquire up to 10,000,0000 shares of Common Stock. The 1997 Plan is designed to provide an incentive to such employees and to offer an additional inducement in obtaining the services of such individuals. No participant in the 1997 Plan may be granted options to purchase more than 4,500,000 shares of Common Stock under the 1997 Plan in any five-year period. Options granted under the 1997 Plan may be incentive stock options (as defined in the Code) or non-qualified stock options. Options may be granted under the 1997 Plan to one or more of the current Named Executive Officers and to one or more of the current Directors who are employees of the Corporation or any of its subsidiaries. The closing price of a share of Common Stock on the NYSE on April 25, 1997 was $20.00.

    The 1997 Plan was adopted by the Executive Committee of the Board of Directors of the Corporation on April 22, 1997. The Executive Committee has directed that the 1997 Plan be submitted to the shareholders of the Corporation for their approval. Approval of the 1997 Plan will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

    The Board of Directors believes that the Corporation's future success depends upon its ability to attract and retain the highest caliber personnel and to use their capabilities to the fullest extent possible by encouraging their dedication to the Corporation's interest and welfare. The Board believes that one of the best ways to attain these objectives is to give key employees an opportunity to acquire a proprietary interest in the Corporation by purchasing shares of Common Stock through the exercise of options granted under arrangements such as the 1997 Plan.

ADMINISTRATION AND SUMMARY OF THE 1997 PLAN

    The 1997 Plan is required to be administered by a committee of the Board of Directors, such as the Compensation Committee, which must consist of no fewer than two members of the Board, each of whom shall be both a "Non-Employee Director" of the Corporation, within the meaning of regulations promulgated by the SEC, and an "Outside Director" of the Corporation within the meaning of regulations promulgated under the Code.

    The committee has full and final authority, among other things, to (i) interpret the 1997 Plan, (ii) determine who shall be granted options under the 1997 Plan and when such options shall be granted, (iii) fix the number of shares of Common Stock for which options are to be granted under the 1997 Plan and the form and amount of consideration to be received by the Corporation for exercise of each option, (iv) prescribe, amend and rescind rules and regulations relating to the 1997 Plan, (v) establish the term and exercise date of options granted under the 1997 Plan, (vi) determine whether option exercises under the 1997 Plan will be in installments, (vii) fix any withholding obligations, (viii) accelerate any exercise date of any option granted under the 1997 Plan, (ix) determine whether an incentive stock option and/or a non-qualified stock option shall be granted under the 1997 Plan, (x) with the consent of an optionee, cancel or modify an option granted under the 1997 Plan, and (xi) make any other determinations deemed necessary or advisable for the administration of the 1997 Plan. The purchase price for a share of Common Stock under each option granted under the 1997 Plan may not be less than the fair market value for a share of Common Stock on the date on which the option is granted. The committee retains the right, among other things, to determine, in each instance, the exercise period and the right to accelerate such exercise period. Consideration paid upon exercise of options (which may in certain cases be paid in installments) may consist of cash, certified check, shares of previously acquired Common Stock, withholding of shares of Common Stock issuable upon exercise of such options (if approved by the committee), or any combination thereof as determined by the committee.

    Each optionee is provided with an option contract with the Corporation containing such terms and conditions as may be required by the committee. If the holder of an option granted under the 1997 Plan ceases to be an employee for any reason other than death or total disability, an option held by the optionee may be exercised, to the extent that the option was exercisable on the date employment was ended, at any time within four months after cessation, but before the expiration of the term of the option, unless otherwise permitted by the committee. If the holder of an option dies while an employee of the Corporation, or within three months after he has ceased to be such an employee, such option shall become immediately exercisable in full, by the estate of such deceased holder or by a person or persons who acquired the right to exercise such option by bequest or by inheritance or otherwise from such holder. Any holder of an option whose employment has been terminated by reason of a permanent and total disability (as defined in Section 22(e)(3) of the Code) may exercise his option, to the extent exercisable upon the effective date of such termination, at any time after the date of termination, but in no event after the expiration of the term of the option.

    Optionees are protected against dilution, and appropriate changes will be made to the aggregate number and kind of shares available under the 1997 Plan and those subject to each outstanding option and to the exercise prices, in the event of a stock dividend, recapitalization, stock split, merger, consolidation, combination, exchange of shares or the like. Options granted under the 1997 Plan may be transferred only: by will or by the laws of descent and distribution; pursuant to a domestic relations order; or as a gift to family members, trusts for the benefit of family members or charities or other not-for-profit organizations; and, additionally, with respect to incentive stock options, only to the extent permitted under the Code for options to qualify as incentive stock options. The Board of Directors may, from time to time, adopt amendments to the 1997 Plan. The 1997 Plan may be suspended or terminated at any time by the Board, but such action shall not affect options previously granted. In the event an option, for any reason, expires or terminates unexercised, the shares subject to such option may again become available for option under the 1997 Plan. Unless sooner terminated, the 1997 Plan will terminate ten years after the date of adoption by the Executive Committee of the Board, after which no further options will be granted under the 1997 Plan, but outstanding options at the date of termination will not be canceled by such termination.

    All transactions under the 1997 Plan with respect to optionees subject to
Section 16 of the Exchange Act are intended to comply with Rule 16b-3 under the Exchange Act, and to the extent any provision of the 1997 Plan or action by the committee fails to so comply it will be voided to the extent permitted by law and deemed advisable by the committee.

FEDERAL INCOME TAX TREATMENT

    NON-QUALIFIED STOCK OPTIONS

    The following is a general summary of the federal income tax consequences under current tax law of non-qualified stock options ("Non-Qualified Options"). This summary does not purport to cover all of the special rules, including the state or local income or other tax consequences, inherent in the ownership and exercise of Non-Qualified Options and the ownership and disposition of the underlying shares.

    An individual who receives a Non-Qualified Option will not recognize any taxable income upon the grant of such Non-Qualified Option. In general, upon exercise of a Non-Qualified Option, an individual will recognize ordinary income in an amount equal to the excess (at the time of exercise) of the fair market value of the shares of Common Stock received over the aggregate exercise price. However, if the individual is an executive officer or Director of the Corporation or the beneficial owner of more than ten percent of any class of equity securities of the Corporation, the timing of recognition of income (and the determination of the amount thereof) under certain circumstances possibly may be deferred for a period following the exercise of a Non-Qualified Option (the "Deferral Period"), unless the individual files a written election with the IRS, within 30 days after the date of exercise, to include in income the excess (on the date of exercise) of the fair market value of the shares of Common Stock received over the aggregate exercise price.

    An individual's tax basis in the shares of Common Stock received upon the exercise of a Non-Qualified Option for cash and/or an installment obligation will be equal to the sum of any cash paid on exercise and the "issue price" of any installment obligation, plus the amount of ordinary income recognized by the optionee upon the exercise of such option. The holding period for such shares would begin just after the receipt of such shares or, in the case of an executive officer, Director or beneficial owner of more than ten percent of any class of equity securities of the Corporation, just after the expiration of the Deferral Period, if any (unless the individual elected to be taxed as of the date of exercise). A deduction for federal income tax purposes will be allowed to the Corporation in an amount equal to the ordinary income included by the optionee, provided that such deduction constitutes an ordinary and necessary business expense to the Corporation and is reasonable in amount and the limitations of Section 162(m) of the Code do not apply.

    If an individual exercises a Non-Qualified Option by delivering other shares of Common Stock, the individual will not recognize gain or loss with respect to the exchanged shares, even if their then fair market value is different from the individual's tax basis in such shares. The individual, however, will be taxed as described above with respect to the exercise of the Non-Qualified Option as if the individual had paid the exercise price in cash, and the Corporation generally will be entitled to an equivalent tax deduction. Provided the individual receives a separate identifiable stock certificate therefor, the individual's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to the individual's tax basis in the shares surrendered and the individual's holding period for such number of shares received will include the individual's holding period for the shares surrendered. The individual's tax basis and holding period for the additional shares received on exercise of a Non-Qualified Option paid for, in whole or in part, with shares of Common Stock will be the same as if the individual had exercised the Non-Qualified Option solely for cash.

    INCENTIVE STOCK OPTIONS

    The following is a general summary of the federal income tax consequences under current tax law of incentive stock options. It does not purport to cover all of the special rules, including special rules relating to optionees subject to Section 16(b) of the Exchange Act, and the exercise of an option with previously acquired shares or the state or local income or other tax consequences inherent in the ownership and exercise of incentive stock options and the ownership and disposition of the underlying shares.

    An optionee will not recognize taxable income for federal income tax purposes upon the grant of an incentive stock option. In the case of an incentive stock option, no taxable income is recognized upon exercise of the option. If the optionee disposes of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option more than two years after the date of grant and more than one year after the transfer of the shares of Common Stock to the optionee, the optionee will recognize long-term capital gain or loss and the Corporation will not be entitled to a compensation deduction. However, if the optionee fails to hold such shares of Common Stock for the required period, the optionee would realize ordinary income on the excess of the fair market value of the Common Stock at the time the option was exercised over the exercise price (with the balance, if any, being long-term capital gain, provided that the holding period for the shares exceeded one year and the optionee held such shares as a capital asset at such time), and the Corporation will generally be entitled to deduct such amount, provided that such amount constitutes an ordinary and necessary business expense to the Corporation and is reasonable in amount and the limitations of Section 162(m) of the Code do not apply. In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an incentive stock option, the excess of the fair market value of the shares over the exercise price thereof is a tax preference item. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to the incentive stock option preference (and other deferral preferences) is allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent it is not used, it is carried forward.

    SECTION 162(M)

    As noted above, Section 162(m) of the Code precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. This limitation, however, does not apply to certain performance-based compensation. Under Section 162(m) of the Code and the regulations adopted by the IRS to implement such section, the Corporation believes that any compensation expense derived from the exercise of stock options granted under and pursuant to the 1997 Plan will be deductible by the Corporation for federal income tax purposes pursuant to an exemption for performance-based plans.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE CORPORATION'S 1997 STOCK OPTION PLAN. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE CORPORATION WILL BE VOTED IN FAVOR OF APPROVAL OF THE 1997 PLAN.

                PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

    Subject to ratification by the shareholders at the Annual Meeting, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for the current fiscal year ending January 31, 1998. Ernst & Young LLP were the Corporation's independent auditors for Fiscal Year 1997 and have been the Corporation's independent auditors since the Corporation's fiscal year ending January 31, 1982.

    Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if such representatives desire to do so, and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 1998.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

    The Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their best judgment with respect to any such matter.

                          PROPOSALS FOR ANNUAL MEETING

    Shareholder proposals for the next Annual Meeting must be received by the Office of the Secretary, CUC International Inc., 707 Summer Street, Stamford, Connecticut 06901, no later than January 5, 1998, for inclusion in the proxy statement and form of proxy relating to that meeting.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Corporation's Annual Report for Fiscal Year 1997, including financial statements, is being provided to all shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation materials.

    SHAREHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

                                                                         ANNEX A

                      AS PROPOSED FOR SHAREHOLDER APPROVAL
                           1997 STOCK OPTION PLAN OF
                             CUC INTERNATIONAL INC.

    1. PURPOSES OF THE PLAN. This stock option plan (the "Plan") is designed to provide an incentive to key employees, including officers and directors who are employees, of CUC International Inc., a Delaware corporation (the "Company"), and its present and future Subsidiaries, as defined in Paragraph 16, and to offer an additional inducement in obtaining the services of such individuals. The Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-qualified stock options."

    2. STOCK SUBJECT TO THE PLAN; LIMITATION ON OPTIONS GRANTED TO ANY ONE OPTIONEE. Options may be granted under the Plan to purchase in the aggregate not more than 10,000,000 shares of Common Stock, $.01 par value per share, of the Company ("Common Stock"), which shares may, in the discretion of the Board of Directors, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan. Subject to the provision of Paragraph 12, any shares subject to an option which for any reason expires, is canceled or is terminated unexercised as to such shares shall again become available for option under the Plan. Notwithstanding anything else to the contrary which may be set forth herein, no individual optionee shall be granted, in any five-year period, options under and pursuant to the Plan to purchase more than 4,500,000 shares of Common Stock.

    3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a Committee (the "Committee") consisting of not less than two members of the Board of Directors, each of whom shall be a Non-Employee Director of the Company, within the meaning of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended ("1934 Act"), and also shall be an Outside Director of the Company, within the meaning of Treasury Regulation Section 1.162-27(e)(3). A majority of the members shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members without a meeting, shall be the acts of the Committee.

    Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole discretion: to determine the individuals who shall receive options; the times when they shall receive them; whether an incentive and/or a non-qualified stock option shall be granted; the number of shares to be subject to each option; the term of each option; the date each option shall become exercisable; whether an option shall be exercisable in whole, in part or in installments, and if in installments, the number of shares to be subject to each installment; the date each installment shall become exercisable and the term of each installment; to accelerate the date of exercise of any installment; whether shares may be issued on exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price shall become due and the amounts of each installments; the exercise price; the form of payment upon exercise; to require that the individual remain employed in some capacity with the Company or its Subsidiaries for a period of time from and after the date the option is granted to him; the amount necessary to satisfy the Company's withholding obligation; to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an option and to waive any such restriction; to construe the respective option agreements and the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to make all other determinations necessary or advisable for administering the Plan; and, with the consent of the optionee, to cancel or modify an option, provided such option as modified does not violate the terms of the Plan. The determinations of the Committee on the matters referred to in this Paragraph 3 shall be conclusive.

    No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such member's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

    4. ELIGIBILITY. The Committee may, consistent with the purposes of the Plan, grant options from time to time, within 10 years from the date of adoption of the Plan by the Executive Committee of the Board of Directors, to key employees (including officers and directors who are employees) of the Company or any of its Subsidiaries and covering such number of shares of Common Stock as it may determine; provided, however, that the aggregate market value (determined at the time the stock option is granted) of the shares for which any eligible person may be granted incentive stock options under the Plan or any other plan of the Company, or of a Subsidiary of the Company, which are exercisable for the first time by such optionee during any calendar year shall not exceed $100,000. Any option (or the portion thereof) granted in excess of such amount shall be treated as a non-qualified stock option.

    5. EXERCISE PRICE. The exercise price of the shares of Common Stock under each option shall be determined by the Committee, but in no event shall such purchase price be less than 100% of the fair market value of the Common Stock on the date of grant; provided, however, that if, at the time an option is granted, the optionee owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries, the exercise price shall not be less than 110% of the fair market value of the Common Stock subject to the option at the time of the granting of such option. The fair market value of the Common Stock on any day shall be (a) if the principal market for the Common Stock is a national securities exchange, the closing sale price of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), and
(i) if the Common Stock is quoted on the NASDAQ National Market System, the closing sale price of the Common Stock on such day, or (ii) if the Common Stock is not quoted on the NASDAQ National Market System, the average between the highest bid and the lowest asked prices for the Common Stock on such day on NASDAQ, or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on NASDAQ, the average between the highest bid and lowest asked prices for the Common Stock on such day as reported by National Quotation Bureau, Incorporated; provided that if clauses
(a), (b) and (c) of this Paragraph are all inapplicable, or if no trades have been made or no quotes are available for such day, the fair market value of the Common Stock shall be determined by the Committee by any method consistent with applicable regulations adopted by the Treasury Department relating to stock options. The determination of the Committee shall be conclusive in determining the fair market value of the stock.

    6. TERM OF OPTION. The term of each option granted pursuant to the Plan shall be such term as is established by the Committee, in its sole discretion, at the time such option is granted; provided, however, that the term of each incentive stock option granted pursuant to the Plan shall be for a period not exceeding 10 years from the date of granting thereof, and further, provided, that if, at the time an option is granted, the optionee owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of any of its Subsidiaries, the term of the incentive stock option shall be for a period not exceeding five years. Options shall be subject to earlier termination as hereinafter provided.

    7. EXERCISE OF OPTION. An option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office (at present 707 Summer Street, Stamford, Connecticut 06901), stating whether an incentive stock option or a non-qualified stock option is being exercised, specifying the number of shares as to which such option is being exercised and accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the Stock Option Contract permits installment payments) (i) in cash or by certified check, (ii) with previously acquired shares of Common Stock having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised,
(iii), if approved by the Committee, by requesting the Company withhold from the shares of Common Stock issuable upon exercise of such options that number of shares which have an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all or any portion of the options being exercised, or (iv) any combination thereof.

    The Company shall have the right to deduct and withhold from any cash otherwise payable to an optionee, or require that an optionee make arrangements satisfactory to the Company for payment of (including, without limitation, by withholding shares of Common Stock otherwise issuable upon exercise of options), such amounts as the Company shall determine for the purpose of satisfying its liability to withhold Federal, state or local income or FICA taxes incurred by reason of the grant or exercise of an option.

    Certificates representing the shares purchased shall be issued as promptly as practicable, provided that the Company may postpone issuing certificates for such shares for such time as the Company, in its sole discretion, may deem necessary or desirable in order to enable it to comply with any requirements of the Securities Act of 1933, as amended ("Securities Act"), the 1934 Act, any Rules or Regulations of the Securities and Exchange Commission promulgated under either of the foregoing acts, the listing requirements of any securities exchange on which the Company's Common Stock may now or hereafter be listed, or any applicable laws of any jurisdiction relating to the authorization, issuance or sale of securities. With respect to persons subject to Section 16 of the 1934 Act, the Company reserves the right to defer distribution of share certificates issuable upon exercise of an option by such person until at least six months have elapsed from the date of grant of the option. The holder of an option shall not have the rights of a stockholder with respect to the shares covered by his option until the date of issuance of a stock certificate to him for such shares; provided, however, that until such stock certificate is issued, any option holder using previously acquired shares in payment of an option exercise price shall have the rights of a shareholder with respect to such previously acquired shares. In no case may a fraction of a share be purchased or issued under the Plan.

    8. TERMINATION OF EMPLOYMENT. Any optionee whose employment or relationship with the Company (and its Subsidiaries) has terminated for any reason other than death or permanent and total disability (as defined in Section 22(e) (3) of the Code) may exercise his option, to the extent exercisable on the date of such termination, at any time within four months after the date of termination, unless otherwise permitted by the Committee, but in no event after the expiration of the term of the option. Options granted to an employee under the Plan shall not be affected by any changes in the status of an optionee so long as he continues to be employed in some capacity with the Company, or any of its Subsidiaries, or a Constituent Corporation, as defined in Paragraph 16, unless the Committee otherwise permits.

    Nothing in the Plan or in any option granted under the Plan shall confer on any individual any right to continue in the employ of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employee's employment at any time for any reason whatsoever without liability to the Company or any of its Subsidiaries.

    9. DEATH OR DISABILITY OF AN OPTIONEE. If an optionee dies while he is employed by the Company or any of its Subsidiaries, or within three months after the termination of his employment, or if the optionee's employment has terminated by reason of a permanent and total disability (as defined in Section 22(e)(3) of the Code), options granted under this Plan shall become immediately exercisable by his executor, administrator or other person at the time entitled by law to his rights under the option.

    10. STOCK OPTION CONTRACTS. Each option shall be evidenced by an appropriate Stock Option Contract, and shall contain such terms and conditions not inconsistent herewith as may be determined by the Committee, and which may provide, among other things, (a) that in the event of the exercise of such option, unless the shares of Common Stock received upon such exercise shall have been registered under an effective registration statement under the Securities Act, such shares will be acquired for investment and not with a view to distribution thereof, and that such shares may not be sold except in compliance with the applicable provisions of the Securities Act, and (b) that in the event of any disposition of the shares of Common Stock acquired upon the exercise of an incentive stock option within two years from the date of grant of the option or one year from the date of issuance of such shares to him (a "Disqualifying Disposition") the optionee will notify the Company thereof in writing within 30 days after such disposition, pay the Company, on demand, in cash an amount necessary to satisfy its obligation, if any, to withhold any Federal, state or local income taxes or other taxes by reason of such Disqualifying Disposition and provide the Company, on demand, with such information as the Company shall reasonably request to determine such obligation.

    11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK. The number and kind of shares reserved for issuance hereunder may be equitably adjusted, in the discretion of the Committee, in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, stock repurchase, exchange of shares, warrants or rights offering to purchase stock at a price substantially below fair market value or other similar corporate event affecting the stock, in order to preserve the benefits intended to be made available under the Plan. In the event of any of the foregoing, the number and kind of shares subject to any outstanding option granted pursuant to the Plan and the exercise price of any such option shall be equitably adjusted (including by payment of cash to the holder of such option) in the discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to the holder of an option granted pursuant to the Plan. The determination of the Committee as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Committee, such adjustments shall be subject to the same vesting schedule and restrictions to which the underlying option is subject. No fractional shares of Company Stock shall be reserved or authorized or made subject to any outstanding option by any such adjustment.

    12. AMENDMENTS AND TERMINATION OF THE PLAN. The Plan was adopted by the Executive Committee of the Board of Directors on April 22, 1997. No stock options may be granted under the Plan after April 22, 2007. The Board of Directors, without further approval of the Company's stockholders, may at any time suspend or terminate the Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, in order that incentive stock options granted hereunder meet the requirements for "incentive stock options" under the Code, or any comparable provisions thereafter enacted and conform to any change in applicable law or to regulations or rulings of administrative agencies. No termination, suspension or amendment of the Plan shall, without the consent of the holder of an existing option affected thereby, adversely affect his rights under such option.

    13. TRANSFERABILITY OF OPTIONS. Options granted under the Plan shall be transferable by the optionee only pursuant to the following methods, and, with respect to incentive stock options, only to the extent permitted under the Code for options to qualify as incentive stock options: by will or the laws of descent and distribution; pursuant to a domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; or as a gift to family members of the optionee, trusts for the benefit of family members of the optionee or charities or other not-for-profit organizations. Except to the extent provided in this Paragraph, Paragraph 9 and Paragraph 14, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), shall not be subject to execution, attachment or similar process, and may be exercised during the lifetime of the holder thereof only by such holder.

    14. DESIGNATION OF BENEFICIARY. The optionee may designate in writing on forms prescribed by and filed with the Committee prior to the optionee's death a beneficiary or beneficiaries to receive all or part of the options to be delivered to the optionee under this Plan in the event of the death of the optionee at any time on forms prescribed by and filed with the Committee. In the event of the optionee's death, the options to be delivered to the optionee under this Plan with respect to which a designation of a beneficiary has been made (to the extent such designation is valid and enforceable under applicable law) shall be delivered, in accordance with the Plan, to the designated beneficiary or beneficiaries. Any options to be delivered as to which a designation has not been made shall be delivered to the optionee's estate. If there is any question as to the legal right of any beneficiary to receive delivery of the Plan pursuant to the Plan, the options (and shares issuable upon the exercise thereof) may be delivered in the sole discretion of the Committee to the estate of the optionee, in which event neither the Company nor any Subsidiary shall have any further liability to anyone with respect to such options.

    15. SUBSTITUTIONS AND ASSUMPTIONS OF OPTIONS OF CERTAIN CONSTITUENT CORPORATIONS. Anything in this Plan to the contrary notwithstanding, the Board of Directors may, without further approval by the stockholders, substitute new options for prior options of a Constituent Corporation or assume the prior options of such Constituent Corporation.

    16. DEFINITIONS.

    (a) Subsidiary. The term "Subsidiary" shall have the same definition as "subsidiary corporation" in Section 424(f) of the Code.

    (b) Parent. The term "Parent" shall have the same definition as "parent corporation" in Section 424(e) of the Code.

    (c) Constituent Corporation. The term "Constituent Corporation" shall mean any corporation which engages with the Company or any of its Subsidiaries in a transaction to which Section 424(a) of the Code applies (or would apply if the option assumed or substituted were an incentive stock option), or any Parent or any Subsidiary of such corporation.

    17. STOCKHOLDERS' APPROVAL. The Plan shall be subject to approval by a majority of the Company's outstanding stock entitled to vote thereon at the next annual or special meeting of its stockholders to be held to consider such approval and no options granted hereunder may be exercised prior to such approval, provided that the date of grant of any options granted hereunder shall be determined as if the Plan had not been subject to such approval.

    18. GOVERNING LAW. The Plan and all rights hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware.

    19. COMPLIANCE WITH RULE 16B-3. With respect to optionees subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

                           [LOGO] CUC INTERNATIONAL

                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Shareholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached below) to Boston EquiServe, L.P. in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. Thank you for your attention to this important matter.



                               DETACH HERE


                         CUC INTERNATIONAL INC.

                   SOLICITED BY THE BOARD OF DIRECTORS

                      ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE 11, 1997

P          The undersigned hereby appoints Walter A. Forbes and Cosmo
    Corigliano and each or either of them with full power of substitution,
R proxies for the undersigned and authorizes them to represent and vote, as designated below, all of the shares of common stock of the Corporation
O which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam
X Avenue, Old Greenwich, Connecticut on June 11, 1997 at 9:15 a.m. and at any adjournments or postponements of such meeting, for the following purposes,
Y and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanyying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders dated May 5, 1997 and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND FOR PROPOSALS 2 AND 3.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                         USING THE ENCLOSED ENVELOPE.            SEE REVERSE
                                                                     SIDE

                          [LOGO] CUC INTERNATIONAL

                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Shareholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached below) to Boston EquiServe, L.P. in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. Thank you for your attention to this important matter.


                                  DETACH HERE



 X PLEASE MARK
   VOTES AS IN
   THIS EXAMPLE.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND FOR PROPOSALS 2 AND 3.

    1. ELECTION OF DIRECTORS                                                                        FOR     AGAINST    ABSTAIN

    NOMINEES: Bartlett Burnap, Walter A. Forbes and      2. To approve the Corporation's 1997
              Robert P. Rittereiser                         Stock Option Plan.                     /   /     /   /      /   /

                 FOR          WITHHELD                   3. To ratify the appointment of Ernst &   /   /     /   /      /   /
                /   /          /   /                        Young LLP as the Corporation's
                                                            Independent Auditors for the fiscal
                                                            year ending January 31, 1998.


    ______________________________________
    For all nominees except as noted above                                                       MARK HERE
                                                                                                FOR ADDRESS   /    /
                                                                                                CHANGE AND
                                                                                                NOTE BELOW






                                                         Please sign exactly as your name appears and date. When shares are held jointly, each holder should sign. If signing as attorney, executor, trustee, guardian, or as officer signing for a
                                                         corporation, please give your full title as such.



Signature: ______________________________ Date: ____________  Signature: _______________________________ Date: _____________
